Exhibit 23.1

Consent of Independent Auditor

The Board of Directors
Bionano Genomics, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-237070, 333-239360 and 333-245762) and Form S-8 (Nos. 333-227073, 333-230589, 333-237069, 333-245764 and 333-248468) of Bionano Genomics, Inc. of our report dated August 12, 2020, except for Note 2, as to which the date is November 3, 2020, with respect to the financial statements of Lineagen, Inc. as of and for the years ended December 31, 2019 and 2018, and the related notes thereto, incorporated by reference in this Current Report on Form 8-K/A of Bionano Genomics, Inc.

/s/ Tanner LLC
Salt Lake City, Utah
November 3, 2020